Exhibit 99.2
Conference Call Transcript
SAFM — Q3 2008 Sanderson Farms Earnings Conference Call
EVENT DATE/TIME: AUG. 26. 2008 / 11:00AM ET
CORPORATE PARTICIPANTS
Joe Sanderson
 Sanderson Farms — Chairman & CEO
Mike Cockrell
 Sanderson Farms — CFO
Lampkin Butts
 Sanderson Farms — President & COO
CONFERENCE CALL PARTICIPANTS
Farha Aslam
 Stephens Inc. — Analyst
Christine McCracken
 Cleveland Research — Analyst
Ken Zaslow
 BMO Capital Markets — Analyst
Heather Jones
 BB&T Capital Markets — Analyst
John Kohler
 Oppenheimer — Analyst
Chris Bledsoe
 Lehman Brothers — Analyst
Howard Penney
 Research Edge — Analyst
PRESENTATION

Operator
Good day and welcome to the Sanderson Farms Inc. third quarter 2008 conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I would like to the conference over to Mr. Joe Sanderson. Please go ahead, Sir.

Joe Sanderson - Sanderson Farms — Chairman & CEO
Thank you. Good morning and welcome to Sanderson Farms’ third quarter conference call. Lampkin Butts and Mike Cockrell are with me this morning.
We issued a news release this morning announcing a net loss of $3.6 million, or $0.18 per fully diluted share for our third fiscal quarter of 2008. This compares to net income of $30.7 million or $1.51 per share during last year’s third quarter. This year’s net loss includes $1.7 million or $0.09 per share for payments made to settle our dining and doffing litigation.

Final Transcript

Aug. 26, 2008/11:00AM ET, SAFM — Q3 2008 Sanderson Farms Earnings Conference Call
I will begin the call with some brief comments about general market conditions and the Company’s operations. I will then turn the call over to Lampkin and Mike for a more detailed account of the quarter.
Before we make any more further comments, I will ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell - Sanderson Farms — CFO
Thank you, Joe, and good morning to everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the Company. The actual performance of the Company could differ materially from that indicated by our forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our most recent annual report on Form 10-K and in the Company’s quarterly report on Form 10-Q filed with the SEC in connection with our third fiscal quarter ended July 31, 2008, and that 10-Q was filed this morning.

Joe Sanderson - Sanderson Farms — Chairman & CEO
Thank you Mike.
Market prices were mixed during the quarter when compared to last year’s third quarter. While the retail and export markets were and remain relatively strong, the balance between the supply of white meat produced for distribution and food service customers and the demand from those customers remains out of balance. The relatively strong retail and export markets were not enough to allow the Company to offset the weak food service market and the significantly higher cost for corn and soybean meal we experienced during the quarter. As predicted, the markets for both corn and soybean meal have remained high and volatile, although prices have retreated from their summer highs.
Recent crop condition reports in the USDA’s crop yield estimates indicate that the corn crop should yield over to 2.2 billion bushels this fall which would be the second-largest corn harvest on record and represents a significant improvement from predictions issued earlier this summer after the floods in the Midwest. These expectations, together with lower crude oil prices and the stronger US dollar have lowered corn cash market prices from their high of over $8.00 a bushel to as low as $5.17 per bushel on the December contract.
Corn is currently trading for around $6.00 per bushel on the December contract. Because demand for corn from methanol producers leaves no margin for error, we continue to believe there remains a risk of another run-up in corn prices.
With respect to soybean meal, crop condition reports through July and the USDA’s August 12 yield prediction were not as positive as for corn and the development of the soybean crop continues to be at risk because of late planning. The supply of soybeans during this crop year is tight and the carry-out of soybeans is low. The market is also concerned about what an early frost would do to a late developing crop. Market prices for meal have nevertheless retreated from their July highs.
The bottom line is that we expect volatility in both corn and soybean meal markets for the foreseeable future. Feed grain costs will be significantly higher for fiscal 2008 than during fiscal 2007. We reported in May that we had bought and priced our corn needs through July and our soybean meal needs through the end of the fiscal year, and we have now priced substantially all of our needs through the fourth fiscal quarter for both corn and soybean meal.
Based on these prices, our feed grain cost based on 2008 volumes will be approximately $250 million more this fiscal year than last year. That number incorporates both the price increases and the additional volume needed to feed our additional head. The price increase alone will cost $173 million more this year than last.
Looking ahead to the first half of fiscal 2009, it appears to us that soybean meal poses the greater risk of upside potential. Barring an early frost, which because of the late planning would have a more negative effect on the crop than normal, current estimates are that the corn crop should yield and produce enough corn to settle the market some. While there were anxious moments this past spring, the August 12 report was positive and the balance between the supply and the demand for corn has improved, at least for the short term as the projected carry-out is now back over 1 billion bushels. However, the expected soybean carry-out for the current crop year is low. So with soybean carry-outs near historical lows and the corn demand increasing as new ethanol plants come online, both commodities will demand more acres during 2009. Most experts expect a reversal of the shift we saw this year and expect more corn acres in 2009.
In any event, as the markets begin to bid for acres during and after the harvest, the volatility of the markets will continue.

Final Transcript

Aug. 26, 2008/11:00AM ET, SAFM — Q3 2008 Sanderson Farms Earnings Conference Call
If we were to purchase and price all of our [2000] needs today, our corn cost would be higher by $80 million when compared to fiscal 2008, while our soybean meal costs would be higher by $41 million for a total increase in 2009 of $121 million.
While our costs were higher, our third quarter results also reflect the imbalance between the supply of white meat and the weakness in food service demand caused by weak economic conditions. Casual dining and all other food service and distribution customers are reporting decreased traffic through restaurants which is being attributed primarily to a weak economy and high gasoline prices. So long as this weakness continues, the poultry industry will need to cut production further to bring supply in line with demand. Leading indicators do not, at least at this point, lead us to believe that there has been a sufficient cut in the supply of chicken to offset this weakness. The market for boneless breast meat, wings, and chicken tenders weakened even further during August compared to July. And as I said in May, I believe it will take another round of production cuts this fall to bring supply into balance with weak demand for chicken in food service.
I’m pleased to report the continued successful start-up of our Waco facility. We began processing chickens on August 6th last year, and everything is in place to reach full production in Waco during October. We will move the plant to 1.1 million head per week in September, approximately 12% below its full capacity of 1.25 million head per week. Production at the plant will remain at that level, however, through the end of the calendar year. As poultry houses are built to support the plant, production will gradually increase to 1.2 million head per week, sometime during calendar 2009. Our typical fall cutback of approximately 4% at all our other plants or 300,000 head per week will go into effect a month earlier than usual on October 1 rather than November 1.
At this point, I will turn to call over to Lampkin for a more detailed discussion of the market and our operations during this quarter.

Lampkin Butts - Sanderson Farms — President & COO
Thank you, Joe, and good morning. As Joe mentioned, market prices for poultry products were mixed during the quarter when compared to our third quarter last year. The average Georgia dock price during our third quarter was 7% higher than last year’s third quarter, averaging $0.861 per pound during the quarter compared to $0.806 per pound average last year. The Georgia dock price for this week is $0.885 per pound which compares to $0.815 per pound for the same week last year. These prices reflect good demand at retail for our fresh chicken products.
Joe described a very weak market for chicken at food service but the strong retail price reflected in the Georgia dock supports the notion that consumers are shopping at the grocery store and cooking at home rather than going out to eat. I should note, however, that although the market price for retail product as reflected by the Georgia dock remains strong relative to the rest of the chicken market. The price is still not adequate to allow most operators to offset the higher grain cost and return in margin.
Bulk leg quarter prices were also higher for the quarter compared to last year’s third quarter, increasing more than 3.1%, reflecting strong export demand. Export volume to Russia was higher by 20.4% during the first half of the calendar year and overall export for the first six months of the calendar year were up 19% compared to last year. Much of the increase continues to come from Hong Kong and China which combined imported 27% more chicken products during the first half of the year compared to a year ago. Bulk leg quarter prices averaged $0.4883 per pound during our third quarter this year versus $0.4738 per pound during last year’s third quarter. Bulk leg quarters are currently trading for $0.54 per pound.
Prices for jumbo wings have remained very weak through the summer months. Jumbo wings averaged $0.812 per pound, down 30.1% from the average of $1.16 per pound during last year’s third quarter. Wing prices are typically weak through the summer, but prices this summer reflect weaker than usual demand from distributors and casual dining customers. The market price for jumbo wings stands at $0.83 per pound. We hope the kickoff of football season this Saturday will improve demand for wings.
The primary area of weakness in the chicken markets has been the market for boneless skinless breast meat and chicken tenders. Much of the boneless breasts produced in our big bird de-boning plants is sold through distributors and food service channels, and much of it is ultimately consumed in a restaurant. Traffic through most restaurant chains is down significantly and the demand for breast meat is depressed by reduced traffic in all types of restaurants. We hear through various industry channels that boneless breast that might normally be further processed and sold through restaurants is instead being sold into the fresh market, compounding the oversupply problem.
Boneless breast meat averaged $1.46 per pound during the third quarter, down 10.7% from the $1.63 average last year and down over $0.19 per pound or 11.7% from the five-year average during our third quarter of $1.65 per pound. Today, the market for boneless is $1.29 per pound. Market prices for white meat softened during June and July and have softened even more during August. While the current market price is $1.29 pound, some product is being sold at a substantial discount to the quoted market.

Final Transcript

Aug. 26, 2008/11:00AM ET, SAFM — Q3 2008 Sanderson Farms Earnings Conference Call
The result of these market price changes was an overall decrease in our sales price per pound for poultry products sold of $0.0337 per pound compared to last year’s third quarter. This decrease represents a 4.74% decrease from last year’s third quarter.
While chicken prices were lower during our third quarter when compared to last year’s third quarter, our costs for feed grains were much higher. Our cost for corn delivered during the third quarter increased 30.7% compared to our third quarter last year. Soybean meal cost increased 52.4% during the quarter. The average cost of feed and flocks sold increased 37.5% during the quarter compared to last year’s third quarter. While our sales price per pound decreased $0.0337 per pound during the quarter, compared to last year’s third quarter. Feed costs increased $0.082 per live pound. This combination caused a significant deterioration in our margins.
Our volumes during the quarter reflected the increased production at Waco which we’ll continue to move through full production into the fall, although as Joe mentioned we will stop short of full production at 1.1 million head per week. We sold 641.4 million pounds of poultry during the third quarter, a 28.8% increase over the 498 million pounds sold during last year’s third fiscal quarter. We processed 635.8 million pounds or 22.5% more pounds during the quarter than last year. We continue to expect an increase of approximately 16% in pounds processed and sold during fiscal 2008 compared to 2007.
Performance at our prepared foods division during the third quarter was mixed. Volume was down at the plant, reflecting the weakness in food service demand for partially cooked chicken products. However, margins were up, reflecting the lower cost of raw materials, our mix of products — and our mix of products, which eliminated some unprofitable products we discontinued in 2008.
At this point, I’ll turn the call over to Mike.

Mike Cockrell - Sanderson Farms — CFO
Thank you, Lamp. Our net sales for the quarter totaled $466.9 million, and that’s up 18.3% from the $394.8 million during the same quarter last year. And reflect our increased volumes. The $0.18 per share loss during the quarter compares to net income of $1.51 during last year’s third quarter.
Our cost of sales for the three months ended July 31 as compared to the same three months a year ago increased 38.1%. This increase is a result of the significantly higher feed cost during the quarter described by Lampkin. Feed cost and flocks sold increased 37.5% over last year’s third quarter and feed cost accounted for 51.7% of our cost of goods sold during the quarter.
SG&A expenses for the third quarter were down $5.1 million to $13 million when compared to $18.1 million a year ago. SG&A during last year’s fiscal quarter reflected $2.4 million in administrative costs associated with the construction and startup of our new Texas facility. These costs include training salaries and related expenses that are now being booked as cost of goods sold since the plant began operating last August. SG&A expenses during the third quarter last year also reflected the accrual of $4 million in expected ESOP contributions which are not present this year.
Interest expense increased by $1.1 million to $2.3 million during the quarter reflecting higher outstanding debt, and that higher debt is offset by slightly lower average interest rates this year compared to last. Interest costs during last year’s third quarter were also offset by the capitalization of $815,000 of interest costs last year as part of our Waco construction projects. The Company’s effective tax rate for the three and nine months ended July 31, 2008 was 35.8% and 30.8%, respectively, and that compares to 33.8% and 35.0% for last year. The lower effective tax rates for fiscal 2008 reflect the benefit of certain federal income tax credits available as the result of the impact of hurricane Katrina. The effective tax rate for the fiscal year could differ materially from that estimated depending on results of operations for the remainder of fiscal 2008 and the final determination of the tax credits available to the Company.
At the end of our third quarter, our balance sheet reflected stockholders equity of $407.4 million and net working capital of $184.3 million. The current ratio was 2.7 to 1 and our debt totaled $177.1 million and our debt to cap ratio was 30.3% at July 31. We spent $42.3 million on capital expenditures during the first nine months of the year. We also spent $5.8 million on dividends. We had $111.3 million outstanding on our revolving credit facility and that left $188.7 million available to the Company as needed.
As I mentioned, we spent $42.3 million on CapEx through the first nine months of the year. We now expect to spend $46.1 million on capital projects for the year. This amount does not include approximately $17.3 million in leases for vehicles and other assets. That amount is also net of an estimated $8.2 million we plan to spend during the fiscal year for land, engineering, and site design work for our new Kinston, North Carolina

Final Transcript

Aug. 26, 2008/11:00AM ET, SAFM — Q3 2008 Sanderson Farms Earnings Conference Call
plant. The $8.2 million in Kinston includes items for which the Company became obligated before deciding to postpone the project and are off items that we will be able to use when the project moves forward.
Our depreciation and amortization through the third quarter totaled $31.1 million and we expect approximately $42 million for the fiscal year. For those of you modeling next year, we anticipate a much leaner capital budget. For budgeting purposes I would use a CapEx estimate of between $25 million and $30 million. We’ll finalize our CapEx for next year during the month of September and we’ll announce the total CapEx on our December call.
Nicole, that completes our prepared remarks for this morning and you can now open up the call for questions.
QUESTION AND ANSWER

Operator
(Operator Instructions). Farha Aslam, Stephens Inc.

Farha Aslam - Stephens Inc. — Analyst
Just a quick question on the processed and prepared foods. What were sales in that division for the quarter?

Joe Sanderson - Sanderson Farms — Chairman & CEO
Sales of foods?

Lampkin Butts - Sanderson Farms — President & COO
Percentage-wise, it’s about as it has been.

Farha Aslam - Stephens Inc. — Analyst
About 10% of (multiple speakers)?

Joe Sanderson - Sanderson Farms — Chairman & CEO
10%?

Mike Cockrell - Sanderson Farms — CFO
Yes, just under that.

Joe Sanderson - Sanderson Farms — Chairman & CEO
Yes, about the same.

Farha Aslam - Stephens Inc. — Analyst
And then, Joe, what would you think the industry needs to cut production to get profitability back to kind of midcycle levels?

Final Transcript

Aug. 26, 2008/11:00AM ET, SAFM — Q3 2008 Sanderson Farms Earnings Conference Call

Joe Sanderson - Sanderson Farms — Chairman & CEO
You know, I don’t know. We’re going to have to see. There are two things. We kind of — Farha, we kind of thought we were going to see reductions in July. We saw those three or four weeks of 213 — I don’t remember what they were — 213 million, 214 million egg sets back in April and that really did not materialize. When you look at USDA slaughter numbers in July, they were at 100% and 101%. And, now we’re looking at egg sets of 206 million and 207 million that are going to show up sometime in October and November. We’ll see when we get there. Those are fairly impressive cuts. My suspicion is, as I told you in May, the industry typically [makes the cut] and it’s tentative. We’ll have to see if it works. That’s a period of lower demand, just seasonally lower demand. I’m skeptical that that’s going to be enough. We’re heading into Thanksgiving and Christmas, and my guess is, there are going to have to be some further cuts. I can’t give you a number or a percentage. I’m very skeptical that those cuts are going to be enough to return us margin to cover the grain costs.

Farha Aslam - Stephens Inc. — Analyst
In terms of breast meat, what do you anticipate breast meat prices have to be to offset the current kind of $6.00 corn?

Joe Sanderson - Sanderson Farms — Chairman & CEO
It’s going to be different for different people and for different sizes of chicken. But, I would — based on 2000 — if you booked all of your 2009 corn today, and added a basis to it, corn would be — I’m going to use Mississippi and add $0.50 a bushel to it. That would put corn into Mississippi at around $6.75 a bushel, a little bit less, maybe $6.65. And, soybean meal would be around $380 a ton. To us, you would need to average — you would need to average somewhere between — for a year, you would need to average $385 — I mean, $1.85 to $1.90 for 12 months to get back to — what do they call it — to average margins.

Mike Cockrell - Sanderson Farms — CFO
That gets you back to average margins for 2007 margins. You know, you wouldn’t need that break even, but you would need that to get back to ‘07 margins.

Joe Sanderson - Sanderson Farms — Chairman & CEO
That number is different for a four-pound chicken, for a five-pound chicken, for a seven-pound chicken and for an eight-pound chicken. That number is primarily, I would say, for a big bird. And it will be a higher number for a four-pound chicken, a fast-food chicken, a higher number for a tray pack chicken.

Farha Aslam - Stephens Inc. — Analyst
My final two questions, one of them is looking into next year, where do you expect your volume growth to be for 2009?

Lampkin Butts - Sanderson Farms — President & COO
When you say where do you expect that —?

Farha Aslam - Stephens Inc. — Analyst
What percent increase do you expect volume for next year?

Joe Sanderson - Sanderson Farms — Chairman & CEO

Final Transcript

Aug. 26, 2008/11:00AM ET, SAFM — Q3 2008 Sanderson Farms Earnings Conference Call
We’ll have about a 10% increase, and it will be — it will come from annualizing Waco.

Farha Aslam - Stephens Inc. — Analyst
And, looking out into your October quarter, this year — or this quarter you were at a loss. Do you anticipate making a profit given the current market conditions or do you anticipate another net income loss in your October quarter?

Joe Sanderson - Sanderson Farms — Chairman & CEO
Well, it’s going to take a miracle and an angel or something (multiple speakers) to me. I mean, if boneless breast is $1.29 and corn is over — actually, our corn and soy are booked and they are booked at very similar prices — maybe a little bit higher than we had for May, June, and July. It’s going to take divine intervention somewhere to make a profit. I’m not predicting anything, but we’re — I’m not going to answer that question.

Operator
Christine McCracken, Cleveland Research.

Christine McCracken - Cleveland Research — Analyst
Maybe you can just shed a little light on the breeder placements that we’ve seen, because clearly we’ve seen these exit numbers come down but guys seem to be somewhat unwilling to make the cuts at the breeder level. And I’m just curious to know. It seems inconsistent with everyone’s expectations around these cuts and how sustainable they need to be. Is it that people view the food service demand as — the weakness in food service demand as temporary, and therefore you don’t need to right-size the industry, or is it that everybody is relying on someone else to make those cuts?

Joe Sanderson - Sanderson Farms — Chairman & CEO
Well, I have no idea of what everybody is thinking. I think they hold out until the bitter end. I think most people are optimistic, eternally optimistic, that the industry will right itself through economics, through cutbacks that — and there are — theoretically, it appears that there are cuts that we’ll see in October and November. Don’t know if they will be adequate. You know, I’m skeptical that they are. The egg sets are the last things that go when people’s balance sheet are sheets are bad enough and they can’t afford to feed extra breeders, but that’s the very last thing. And when they are pessimistic about the future. When people become pessimistic about ‘09 and ‘010 and their ability to feed breeders. And they think ‘09 and ‘010 are going to be bad. Only then will they reduce breeder placements.

Christine McCracken - Cleveland Research — Analyst
Fair enough. And then, just heading into these food service negotiations this fall with breast meat, as weak as it is and your comments around food service being not overly optimistic, how is the industry not maybe even more aggressive in cutting back? Maybe it’s too late now to affect those negotiations, or maybe it’s really changing the nature of how you negotiate. Can you talk about that?

Joe Sanderson - Sanderson Farms — Chairman & CEO
Well, you know, our sales are down. Our food service sales — our prepared foods are down, but our margins are up. It just depends on what people are willing to do going into October, November, December, where most of these contracts are done. If they are willing to go in and take contracts that are going to guarantee them losses, then you know — and some of them did this past year, and you know that. They did it. And I just — I don’t know. I have no idea how that’s going to play out. I would think that there will be some shorter-term agreements. I believe people will try to do that. But having done that, the downside to that is, if the know they only have to take it for three months, they might be more willing to take a lower price for it, if they know they only have to swallow it for 90 days. Particularly with where boneless breast and tender prices are now, a lower price might be more digestible to them right now. But, we hadn’t really seen — that process really hasn’t started yet.

Final Transcript

Aug. 26, 2008/11:00AM ET, SAFM — Q3 2008 Sanderson Farms Earnings Conference Call

Christine McCracken - Cleveland Research — Analyst
Just one last question. When grain prices corrected here and the numbers looked so good down as you mentioned at significantly lower levels, why were you so reluctant — and not to give any insight — but, why were you maybe more reluctant than usual or your competitors more reluctant to go ahead and lock it in when —?

Joe Sanderson - Sanderson Farms — Chairman & CEO
We did. We bought our corn — we bought our corn for August, September, and October, during that drop. But as far as 2009, when those prices came down, and I guess it was — I don’t — I don’t have my — I guess it was during July, right? When they started tumbling; I’ve lost track of the time period. But I would tell you that when that happened, and maybe it was right after the August 12 report. No, it was before the August 12 report. When those prices came down, you were still looking at — you were still looking at corn delivered into our feed mills at over $6.00 a bushel. You were looking at soybean meal delivered into our mills at $300 plus a ton, and we were looking at locking in values at a dead loss, a significant loss. We were looking at $1.30 breast meat and everything else was a loss. And I felt like — we had a big prayer meeting in with our advisors and everything and our advisor was counseling us about this was a significant drop and might be low and all this. But, in my judgment, nobody in the protein business was going to be able to book this, and at $6.00 plus on corn delivered and $300 a ton on soy, and be profitable. And not knowing what meat was going to sell for, I was unwilling to do that. And we believe, and particularly with where grain is today, grain delivered today in the March and the May and the July contract as almost $7.00 delivered. And who — we believe there’s going to be some demand reduction out there from the protein side. We can’t make money buying corn and soy at those levels. I don’t believe the pork people can and I don’t believe that the beef people can. And if oil is $100 a barrel, I’m not certain that a large percentage of the ethanol people can pay $6.50 for corn and sell $2.00 ethanol and make money.
And, I just felt like it would be locking in a dead loss and not knowing — and particularly, let me tell you something else that nobody has mentioned. What if, in the midst of all of this, something were to happen to the export market in Russia? And something was hanging over Russia back then. Now you’ve got a second thing with this Georgian invasion. But, if we were to lose the export market, and have that, I just didn’t — I just didn’t feel like that it was really a good value. And, it was a certain loss.

Christine McCracken - Cleveland Research — Analyst
Okay, you are full of good news there, Joe. I will leave it at that.

Joe Sanderson - Sanderson Farms — Chairman & CEO
Very good — what did she say?

Mike Cockrell - Sanderson Farms — CFO
You are full of good news.

Operator
Ken Zaslow, BMO Capital Markets.

Ken Zaslow - BMO Capital Markets — Analyst
Hey, Joe, with Armageddon coming (multiple speakers)

Joe Sanderson - Sanderson Farms — Chairman & CEO
No, but I want my shareholders to be informed. I don’t like them being surprised.

Final Transcript

Aug. 26, 2008/11:00AM ET, SAFM — Q3 2008 Sanderson Farms Earnings Conference Call

Ken Zaslow - BMO Capital Markets — Analyst
No, I — we appreciate that. What do you think — (inaudible) — what do you think the industry will look like in a year from now in terms of the shakeout? Will there be a shakeout of players? Will there be consolidation? How does it really play out? Again, understanding you guys have a better balance sheet than the average chicken company out there, how does it all play out?

Joe Sanderson - Sanderson Farms — Chairman & CEO
Well, we truly believe, and I believe this and we don’t know the exact steps and the timing. But we truly believe that the industry is going to adjust and they are either going to adjust on their own or the bankers are going to make them adjust. Economics are going to work out. But I believe that over time, economics are going to work out on corn and soy and ethanol and with consumers and political pressure. I don’t think it’s going to come because we go to Washington and lobby. I think the economics are going to work it out because of high prices in the grocery stores. But on the chicken side, I believe that balance sheets and bankers are going to work out the chicken side of it. We’re glad — we’re very glad because of our balance sheet that our bankers are not down here visiting us regularly, but they are visiting some of our friends in the chicken business. And, we’re glad we’re good operators and we — and our margins are not — we’re not taking deep losses. But, what’s going to happen we believe is, these people that are taking deeper losses and whose balance sheets are stretched more than ours and some other people, they are the ones that are going to have to adjust first. And they’re going to have to adjust more. And, I don’t know that that means people close or whatever — I don’t know how it will happen or what will happen. But that’s the way it’s going to happen. And I don’t know if it will be a banker telling somebody or somebody does it before the banker tells them to do it, but it will be because of economics and bad balance sheets. And, that’s what — that’s the way it will work out.

Ken Zaslow - BMO Capital Markets — Analyst
Okay. And then, if you guys are actually increasing production 10% in 2009, I’m assuming the industry is not growing 10% which I think is a fair assumption. Where do you think the majority of your market share will come from?

Joe Sanderson - Sanderson Farms — Chairman & CEO
It will come from other people.

Ken Zaslow - BMO Capital Markets — Analyst
Is it territorial? Is it by —?

Joe Sanderson - Sanderson Farms — Chairman & CEO
Well, it’s going to come — most of the growth is going to be from the Waco plant. I mean, it’s going to come — it’s going to come from boneless breast and wings and tenders going west, and it’s going to come from the dark meat out of Waco going west. Our — everything else is pretty well settled and sold out of our other plants.

Ken Zaslow - BMO Capital Markets — Analyst
So, will it mostly come from larger, smaller, or you’re indifferent?

Joe Sanderson - Sanderson Farms — Chairman & CEO
Indifferent. It’s just going west.

Final Transcript

Aug. 26, 2008/11:00AM ET, SAFM — Q3 2008 Sanderson Farms Earnings Conference Call

Ken Zaslow - BMO Capital Markets — Analyst
Okay, it just seems like there are certain players that are right around that territory that might get a greater impact from your expansion then say other players. So, I was just thinking (multiple speakers)

Joe Sanderson - Sanderson Farms — Chairman & CEO
Waco is already doing 975,000 birds a week. We’ve got another 200,000 birds a week to go, and in the whole scheme of chicken, nobody is going to notice that.

Operator
Heather Jones, BB&T Capital Markets.

Heather Jones - BB&T Capital Markets — Analyst
You might want to invite your peers to your prayer meetings. That might do more than talking to them.
I have a question on exports. It’s going to your comments on the market, June looked like it was the most lackluster month that we’ve been we’ve had in a while on poultry exports and, clearly, Russia was down. But, there were also some other countries that were down. I was just wondering how long you think the whole — that avian flu situation will affect Russian exports and what’s your view, current view, on the export markets?

Lampkin Butts - Sanderson Farms — President & COO
This is Lampkin, Heather. Good morning. I saw the same report you did about June and I will tell you that you look if you look at Russia and Ukraine, there was a good portion of the Russian drop that the Ukraine picked up. It was a quite significant increase in Ukraine. I think a lot of that product went into the Ukraine instead of directly into Russia. But, exports are still very good. We’ve not seen any — you mentioned the bird flu, but we haven’t seen any impact on our exports from any isolated bird flu incidences.

Heather Jones - BB&T Capital Markets — Analyst
I was just talking about that one in Arkansas, that was low pathogenic (multiple speakers).

Lampkin Butts - Sanderson Farms — President & COO
Okay. Yes, we haven’t seen any impact from that. That would have affected any Arkansas producer and they had to divert to different markets. But we didn’t see any impact on exports. We have — we’ve seen — there’s been obviously a 20%, 19% increase over last year, is huge. I don’t think we can count on that forever. But our prices have improved each month. I do think September prices will be higher than August, but September prices are probably reaching a point that there will be some push-back. And they are at a very good level — $0.54 a day, and that’s a good level. We can’t complain about that. But I think that’s — based on what our partners overseas are telling us, that could be — it could be that October won’t be higher than September for dark meat.

Heather Jones - BB&T Capital Markets — Analyst
Really?

Lampkin Butts - Sanderson Farms — President & COO
It’ll still be at a good number, but I’m not predicting it will continue to go up the rest of the year.

Final Transcript

Aug. 26, 2008/11:00AM ET, SAFM — Q3 2008 Sanderson Farms Earnings Conference Call

Heather Jones - BB&T Capital Markets — Analyst
And we had heard, going back to the domestic market, we had heard that there were some indications that there might be firming in demand and I’m just wondering if you could talk about how demand for the overall industry looked as you progressed through August. Has it stabilized at all or has it steadily weakened or —?

Lampkin Butts - Sanderson Farms — President & COO
It has been soft. Retail demand has been the best. But even as the Georgia. dock go to 88.75, it has leveled off and settled back down to 88.5. But the soft Fourth of July demand, particularly at food service and through the restaurants, and August has been very much like July. Better the first half of the month than now, but the end of August is a fairly soft market. Other than exports and retails, retail’s okay.

Joe Sanderson - Sanderson Farms — Chairman & CEO
Your Labor Day is going to be — how is your Labor Day retail going to be?

Mike Cockrell - Sanderson Farms — CFO
Maybe not as (inaudible).

Joe Sanderson - Sanderson Farms — Chairman & CEO
Yes, I mean, the market is soft today. This whole week, which is usually a big week going into Labor Day is, I would classify as adequate and it’s soft at food service and adequate at retail. Firming and stronger is not what we see.

Operator
John Kohler, Oppenheimer.

John Kohler - Oppenheimer — Analyst
It’s Oppenheimer & Close. Getting to price cuts, if I could. Given that there seems to be an oversupply of breast meat, will there have to be a disproportionate amount of supply cuts from your competitors to offset that? Or, is this something that possibly you guys could do to alleviate the problem by cutting production? Would that have an impact much faster?

Joe Sanderson - Sanderson Farms — Chairman & CEO
We only represent 3% or 4% of the industry and I don’t even know what percentage we are. But it’s going to be a lot of other people that — and it’s going to be a lot of people that don’t have their products sold. We have a fairly high percentage of our product sold regularly and there’s a lot of product out there that floats every week. And it’s going to have to be a lot of other people that are going to cut — going to have to cut.

John Kohler - Oppenheimer — Analyst
Okay, great. I was just wondering if your concentration on big bird deboning would lead to a longer rebound if others cut supply. But that’s not the case.

Joe Sanderson - Sanderson Farms — Chairman & CEO

Final Transcript

Aug. 26, 2008/11:00AM ET, SAFM — Q3 2008 Sanderson Farms Earnings Conference Call
Well, the white meat — the supply of white meat comes from every market segment. In a fast food operation, you typically don’t get but 35% of the headcount out of a fast food operation into the fast food. The other 65% typically will get de-boned. And so you generate white meat out of that and some of that will get portion control and some of it will get into white meat. And the same thing is true out of a chill pack operation, and Agri Stat is in a chill pack operation. A good chill back operator may get 40% of his product, and I mean a good a one, 40%, into chill pack. The other 60% is going to get cut up and de-boned. So, you’re going to get — you generate white meat out of that other 60% of that product. The de-boned meat out of that is going to get into the white meat market. The white meat comes from every market segment. And it doesn’t just come from the bird de-boning. Big bird de-boning is a portion of it and it’s a big portion, but you get white meat from every market segment.

Operator
Chris [Bledsoe], Lehman Brothers.

Chris Bledsoe - Lehman Brothers — Analyst
It sounds like — well, I think if I recall, I think your peers maybe had mentioned an expectation for something like a September trough inflection in that quarter. But it sounds like to me you’re taking that off the table pretty much at this point. Is that fair?

Joe Sanderson - Sanderson Farms — Chairman & CEO
What’s a trough inflection? (multiple speakers)

Joe Sanderson - Sanderson Farms — Chairman & CEO
Market improvement?

Mike Cockrell - Sanderson Farms — CFO
Well, for the trough, for the bottom. (multiple speakers)

Lampkin Butts - Sanderson Farms — President & COO
It just depends on whether or not, Chris, these cuts — as Joe said, we’re going to have to wait and get there and see. We have seen prices move — if you look back at 2006 and look at a price graphs for December of 2006, we actually had a — started moving toward a significant improvement in price, even in the holidays, and that could happen again. These cuts, when they hit in November, you could see it. It’s going to take a shift in demand side to do it I think. But, as Joe said, this cut maybe enough. But we’re not predicting that. We’re real slow to make predictions. So we’ll let them do that and it may be. That could very well be true. But we’ll have to wait and see if this cut is enough to do it.

Chris Bledsoe - Lehman Brothers — Analyst
I guess if I’m thinking about each of the subsegments of the big bird versus tray pack versus small birds, if I’m a pure play in any one of those segment subsegments, is there one right now — is it still big bird that the economics are better? I guess I ask that because you think about the over-indexing of the breast meat on the big bird, and I would be inclined to think that we wouldn’t see the economic any better there. But yet, we still see some in the industry converting lines to big bird de-boning.

Joe Sanderson - Sanderson Farms — Chairman & CEO
I would think that even at — this is hard to believe, but even with boneless breast meat at $1.29, with leg quarters at $0.54, a big bird de-boner — big bird de-boning is probably still the most profitable market segment through July. We hadn’t seen July Agri Stat results?

Final Transcript

Aug. 26, 2008/11:00AM ET, SAFM — Q3 2008 Sanderson Farms Earnings Conference Call

Mike Cockrell - Sanderson Farms — CFO
We’ve seen June.

Joe Sanderson - Sanderson Farms — Chairman & CEO
In June, big bird de-boning was still the most profitable market segment on a per head basis. And, I’m guessing that’s probably going to be true in July.

Chris Bledsoe - Lehman Brothers — Analyst
Your decision to go with — and I realize it’s postponed now, but the buildout in Kinston was going to be retail trade pack, or is going to be retail trade pack. And I guess I’m wondering why you would — if the economics are still better in big bird, why would you go with kind of a retail trade pack? Is it just what the local market would kind of dictate or the regional market would dictate there?

Joe Sanderson - Sanderson Farms — Chairman & CEO
Well, it was a — we — it was — I hate to say this, but we don’t want to put too many eggs in one basket. That’s terrible isn’t it. I’m sorry I said it. It was — we were — we had just opened up Waco and we knew we had Waco to sell and we just got Moultrie sold out and we felt like we had a new market for — we had a new market for Kinston to sell into, plus backup Moultrie. It was all marketing reasons. And, really, particularly, right now, our trade pack plants are pretty close to competing with big bird de-boning, not totally but close to competing with big bird de-boning and it was mainly those marketing reasons why we did that.

Chris Bledsoe - Lehman Brothers — Analyst
And then I’d also — just would kind of be curious — if you’re expectation is that the only — the possibility that the only thing that causes a cycle to turn is bank intervention, it would seem that we would also was maybe see some assets become available on the cheap. And I guess I would be curious if that would alter your kind of long-term thinking around greenfield expansion, if you were able to get an asset cheap enough.

Joe Sanderson - Sanderson Farms — Chairman & CEO
No, that would not change our thought. We’ve done both. We still — we like both. You get something with both. We like greenfield because we can put it exactly where we want it. It can be — you get to satisfy a lot of marketing goals when you locate one, and you get to satisfy a lot of environmental and labor and marketing goals when you build one greenfield grow out. Advantages — a lot of good things happen when you build one. You can satisfy a lot of other criteria when you buy one. You know, both things work. We’ve done both and we will evaluate as they become available.

Chris Bledsoe - Lehman Brothers — Analyst
My last question is, just kind of closer in, thinking about it, it seems like it’s kind of a psychological game in a way, the producer versus the buyers and as long as the freezers are full, it seems like the buyers have the upper hand here. So I’m wondering at what levels would we need to see cold storage inventory decline to for you to start seeing or the industry to start seeing a pricing that you think it needs. I guess we’re at about 750 million pounds or so today.

Lampkin Butts - Sanderson Farms — President & COO
Yes, July, end of July, 747 million, which was a 12% over a year ago, down a little bit from June. I don’t know the exact number. I think it gets back to the same thing we said about supply. Even though there have been some cutbacks, it hasn’t translated into fewer head processed and there’s still too many pounds on the market. As soon as there is enough cutback to impact supply, I think we’ll see those freezer inventories decline.

Final Transcript

Aug. 26, 2008/11:00AM ET, SAFM — Q3 2008 Sanderson Farms Earnings Conference Call

Joe Sanderson - Sanderson Farms — Chairman & CEO
That can happen (multiple speakers)

Lampkin Butts - Sanderson Farms — President & COO
Compared to a year ago.

Joe Sanderson - Sanderson Farms — Chairman & CEO
That can happen in 90 days.

Chris Bledsoe - Lehman Brothers — Analyst
Why wouldn’t egg sets be translating into lower production? Is it just weight gain, or is there something else — some other reason that reduced egg sets wouldn’t be translating?

Lampkin Butts - Sanderson Farms — President & COO
Well, it can be better hatch percentages, better livability.

Joe Sanderson - Sanderson Farms — Chairman & CEO
Well, you know that hatch is up. They are reporting an 84% hatch, and that’s 1% better than typical. Usually, the industry runs 83%. If they are setting less eggs, they are setting better at eggs, so you’ve got that 80 — you’ve got 1% better hatch. And if they’re growing a little bit — did we see a reduction in live weight?

Lampkin Butts - Sanderson Farms — President & COO
We saw a reduction from May to June, but not from — a year ago, you’re still talking about heavier weights if you compare now to a year ago.

Joe Sanderson - Sanderson Farms — Chairman & CEO
And then we’re not — based on the kill we saw in July at 100% and 101%, it makes us suspicious of the egg set data, just telling you the truth.

Operator
(Operator Instructions). Howard Penney, Research Edge.

Howard Penney - Research Edge — Analyst
Could you clarify what you said about the trends I guess in this most recent week, and then from a bigger picture perspective, when you think about the secular versus cyclical trends? Is it really the change in the ethanol debate in Washington that’s going to change these secular trends in corn prices which is going to make the industry more profitable again?

Mike Cockrell - Sanderson Farms — CFO

Final Transcript

Aug. 26, 2008/11:00AM ET, SAFM — Q3 2008 Sanderson Farms Earnings Conference Call
This is Mike. I’m not sure what it’s going to be. That’s a good question. Joe mentioned that he believed the high prices is going to — just economics, by itself, just supply and demand and profitability — is going to cause a deterioration in demand for corn from the ethanol producers and the typical users, the protein producers. Whether or not if and when there’s going to be a policy change that does it, your guess is as good as ours, for sure. I don’t think anything like that’s going to happen until after the election at the earliest, and probably not until sometime into next year if and when they sit down and debate it and make a change. We’re certainly not going to try to predict that. But I think Joe is absolutely right, that when you see $6.50 corn delivered in, that’s going to cause a reduction in demand for corn and soybean meal, just because of economics.

Joe Sanderson - Sanderson Farms — Chairman & CEO
I mean, oil is a variable in this, and depending on what oil is (multiple speakers)

Mike Cockrell - Sanderson Farms — CFO
And all of the factors that impact oil. We could talk the rest of the day just on those.

Joe Sanderson - Sanderson Farms — Chairman & CEO
And the value and the dollar and — but, I know the chicken people can’t pay $6.50 for corn. And I don’t know much about the economics of cattle feeding and hog feeding, but I don’t think they can either. And I know chicken people can’t and paid $6.50 for corn and $375 for meal and sell chicken and pork and beef for traditional prices. That doesn’t happen. That can’t happen. And the economics doesn’t work.

Howard Penney - Research Edge — Analyst
Your comments about this week, can you repeat those?

Joe Sanderson - Sanderson Farms — Chairman & CEO
What about this week?

Howard Penney - Research Edge — Analyst
I thought you were just talking about trends in food service and retail (multiple speakers).

Mike Cockrell - Sanderson Farms — CFO
Oh, yes, going into Labor Day.

Joe Sanderson - Sanderson Farms — Chairman & CEO
Oh, this week. Well, the demand — we came in Monday and usually this week is a very strong week. And for demand retail and typically at fast food which we’re not in fast food but you would go into — we used to, when we were in fast food, we were — it was a big week for fast food and retail, and to a certain extent for some segments of big bird de-boning. And we came in Monday and it was soft everywhere, very little demand for anything. You would think they would be hollering for wings, wings and chicken tenders for the what we call the watering holes — where they serve beer and hot wings and chicken tenders, and very little of that and not much at retail. I mean, just kind of a blah week. Now, that (technical difficulty) pick up Thursday, Friday. But it’s just very dull out there. And you’ve also — you’ve got Labor Day and you’ve got the first of the month coming, and both of those things ought to — should have — you should have had pretty good demand. I don’t know about foods. What about foods and their orders?

Mike Cockrell - Sanderson Farms — CFO

Final Transcript

Aug. 26, 2008/11:00AM ET, SAFM — Q3 2008 Sanderson Farms Earnings Conference Call
Same.

Joe Sanderson - Sanderson Farms — Chairman & CEO
Nothing?

Lampkin Butts - Sanderson Farms — President & COO
Flat.

Joe Sanderson - Sanderson Farms — Chairman & CEO
Yes, our prepared foods division, usually they would crank up pretty heavy and have big orders, and they don’t have big orders either. So, that is kind of like July 4. July 4 is — we had really strong orders July 4 at retail, and very little out of food service. Labor Day is kind of the same way.
And it’s more — you know, everybody is talking. We’re having a lot of conversation about supply. But I told Mike, when we were drafting this document, this script, that I wanted to comment on demand. We do have a little more supply US of 1% or so. But a part of this calculation and part of what we’re dealing with here, besides supply, we’re dealing with a demand factor here that is diminished. It’s not like we’ve got 2% and 3% and 4% more chicken meat. It’s like, right now, we might have had that in the first calendar quarter and maybe through April. But right now, we’ve got maybe 1%, maybe 2% more, probably no more than that pounds. And you’ve got — remember, you’ve got more export leaving the country. What we’re dealing with here, as much as pounds, is lower demand. We have less demand out there and it manifested itself prominently July 4, and it is manifesting itself again Labor Day. There is lower demand.

Operator
There are no further questions at this time. I would like to turn the call back over to our speakers for any additional or closing remarks.

Joe Sanderson - Sanderson Farms — Chairman & CEO
Good. Thank you for spending time with us this morning and we look forward to reporting our year-end results to you in December. Thank you very much.

Operator
That does conclude today’s call. Thank you for your participation and have a wonderful day.

Final Transcript

Aug. 26, 2008/11:00AM ET, SAFM — Q3 2008 Sanderson Farms Earnings Conference Call

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